Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 December 7, 2011

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS

HOME :: AUCTION #4485

OPEN ACCOUNT LOGIN

1.800.524.8875

ZIONS DIRECT Auctions

ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 1 Year Corporates

BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Auction Status:	CLOSED
Auction Start:	11/30/2011 5:30 PM EST
Auction End:	12/7/2011 1:30 PM EST
Last Update:	**12/7/2011 1:52:24 PM EST**

Security Type:	**Corporate Bonds**
Issue Type:	Primary
Coupon:	2.000%
Maturity Date:	12/12/2012

BUY TODAY! INFORMATION

Price:	100.000000
Yield:	2.00%

Offering Documents

▶ **Auction Details**

Bids

Final Market-Clearing Yield*: 3.779% **Final Market-Clearing Price:** 98.270000

Bidder	Units	Price ▾	Yield	Timestamp	Awarded	Amount Due
Bidder 8671	3	100.009853	1.990%	12/5/2011 2:38:05 PM	3 units	$ 2,948.10
Bidder 10095	33	100.009853	1.990%	12/7/2011 1:19:50 PM	33 units	$ 32,429.10
Bidder 28246	15	100.009853	1.990%	12/7/2011 1:22:42 PM	15 units	$ 14,740.50
Bidder 10197	20	100.009853	1.990%	12/7/2011 1:28:25 PM	20 units	$ 19,654.00
Bidder 22926	5	100.000985	1.999%	12/6/2011 11:15:06 AM	5 units	$ 4,913.50
Bidder 17439	25	100.000000	2.000%	12/1/2011 11:19:03 AM	25 units	$ 24,567.50
Bidder 23474	5	100.000000	2.000%	12/2/2011 8:51:43 PM	5 units	$ 4,913.50
Bidder 28812	2	100.000000	2.000%	12/2/2011 11:08:07 PM	2 units	$ 1,965.40
Bidder 28738	1	100.000000	2.000%	12/6/2011 5:04:08 PM	1 unit	$ 982.70
Bidder 22374	5	100.000000	2.000%	12/7/2011 2:03:00 AM	5 units	$ 4,913.50
Bidder 24144	5	100.000000	2.000%	12/7/2011 2:07:35 AM	5 units	$ 4,913.50
Bidder 22884	15	100.000000	2.000%	12/7/2011 12:35:21 PM	15 units	$ 14,740.50
Bidder 11488	1	100.000000	2.000%	12/7/2011 12:46:16 PM	1 unit	$ 982.70
Bidder 15294	10	100.000000	2.000%	12/7/2011 12:55:19 PM	10 units	$ 9,827.00
Bidder 2223	20	100.000000	2.000%	12/7/2011 1:19:23 PM	20 units	$ 19,654.00
Bidder 23427	2	99.803252	2.200%	12/2/2011 2:00:47 PM	2 units	$ 1,965.40
Bidder 23428	2	99.803252	2.200%	12/2/2011 2:07:37 PM	2 units	$ 1,965.40
Bidder 18526	10	99.800000	2.203%	12/4/2011 8:28:41 PM	10 units	$ 9,827.00
Bidder 23101	50	99.519001	2.490%	12/7/2011 11:04:49 AM	50 units	$ 49,135.00
Bidder 24582	2	99.519001	2.490%	12/7/2011 12:14:26 PM	2 units	$ 1,965.40
Bidder 24421	2	99.509221	2.500%	12/7/2011 3:41:04 AM	2 units	$ 1,965.40
Bidder 27100	2	99.031766	2.990%	12/2/2011 5:11:20 PM	2 units	$ 1,965.40
Bidder 24591	12	99.031766	2.990%	12/7/2011 1:29:38 PM	12 units	$ 11,792.40
Bidder 25624	3	99.022058	3.000%	12/2/2011 2:31:48 PM	3 units	$ 2,948.10
Bidder 27617	20	99.022058	3.000%	12/7/2011 12:35:18 PM	20 units	$ 19,654.00
Bidder 18810	2	99.000000	3.023%	12/3/2011 12:27:33 AM	2 units	$ 1,965.40
Bidder 22530	10	99.000000	3.023%	12/7/2011 9:23:45 AM	10 units	$ 9,827.00

Bidder 28420	2	98.925057	3.100%	12/2/2011 10:34:26 PM	2 units	$ 1,965.40
Bidder 24406	5	98.898900	3.127%	12/5/2011 1:16:44 PM	5 units	$ 4,913.50
Bidder 23085	5	98.876609	3.150%	12/6/2011 3:51:19 PM	5 units	$ 4,913.50
Bidder 15637	3	98.783691	3.246%	12/7/2011 12:38:08 PM	3 units	$ 2,948.10
Bidder 19290	15	98.780789	3.249%	12/7/2011 1:35:48 AM	15 units	$ 14,740.50
Bidder 14826	181	98.779822	3.250%	12/5/2011 12:30:21 PM	181 units	$ 177,868.70
Bidder 23661	30	98.779822	3.250%	12/6/2011 10:22:37 AM	30 units	$ 29,481.00
Bidder 26725	20	98.779822	3.250%	12/7/2011 12:58:43 PM	20 units	$ 19,654.00
Bidder 23425	10	98.750000	3.281%	12/3/2011 6:31:59 PM	10 units	$ 9,827.00
Bidder 22788	5	98.715054	3.317%	12/2/2011 5:24:29 PM	5 units	$ 4,913.50
Bidder 22070	1	98.634908	3.400%	12/2/2011 2:42:40 PM	1 unit	$ 982.70
Bidder 24055	10	98.538476	3.500%	12/3/2011 2:45:35 AM	10 units	$ 9,827.00
Bidder 21599	100	98.538476	3.500%	12/7/2011 1:27:26 PM	100 units	$ 98,270.00
Bidder 21599	50	98.538476	3.500%	12/7/2011 1:27:26 PM	50 units	$ 49,135.00
Bidder 14641	75	98.538476	3.500%	12/7/2011 1:28:55 PM	75 units	$ 73,702.50
Bidder 25025	10	98.500000	3.540%	12/3/2011 10:26:01 AM	10 units	$ 9,827.00
Bidder 15126	10	98.500000	3.540%	12/5/2011 1:40:54 PM	10 units	$ 9,827.00
Bidder 17854	5	98.500000	3.540%	12/6/2011 9:58:44 PM	5 units	$ 4,913.50
Bidder 17854	5	98.350000	3.696%	12/6/2011 9:58:44 PM	5 units	$ 4,913.50
Bidder 5918	5	98.346998	3.699%	12/7/2011 1:28:07 PM	5 units	$ 4,913.50
Bidder 28519	20	98.300000	3.748%	12/7/2011 1:27:31 PM	20 units	$ 19,654.00
Bidder 25692	25	98.298016	3.750%	12/2/2011 2:55:43 PM	25 units	$ 24,567.50
Bidder 19365	50	98.298016	3.750%	12/7/2011 1:28:35 PM	50 units	$ 49,135.00
				Auction Totals:	**1,000 units**	**$ 982,700.00**

Page 1 of 2

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 28861	5	2.00%	12/1/2011 12:45:24 PM	5 units	$ 5,000.00
Bidder 23314	25	2.00%	12/6/2011 11:47:53 PM	25 units	$ 25,000.00
			Auction Totals:	**30 units**	**$ 30,000.00**

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: AmegyBank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

OPEN ACCOUNT LOGIN

1.800.524.8875

ZIONS DIRECT Auctions

AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS

HOME :: AUCTION #4485

ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 1 Year Corporates

BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Auction Status:	CLOSED
Auction Start:	11/30/2011 5:30 PM EST
Auction End:	12/7/2011 1:30 PM EST
Last Update:	12/7/2011 1:53:16 PM EST

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	2.000%
Maturity Date:	12/12/2012

BUY TODAY! INFORMATION

Price:	100.000000
Yield:	2.00%

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 3.779% Final Market-Clearing Price: 98.270000

Bidder	Units	Price ▾	Yield	Timestamp	Awarded	Amount Due
Bidder 21270	25	98.298016	3.750%	12/7/2011 1:28:45 PM	25 units	$ 24,567.50
Bidder 24788	50	98.280000	3.769%	12/7/2011 1:29:16 PM	50 units	$ 49,135.00
Bidder 28214	500	98.270000	3.779%	12/7/2011 1:27:02 PM	1 unit	$ 982.70
Bidder 22964	5	98.202080	3.850%	12/7/2011 1:25:56 PM	Rejected: Price	
Bidder 5918	5	98.173326	3.880%	12/7/2011 1:26:02 PM	Rejected: Price	
Bidder 23014	2	98.170000	3.883%	12/7/2011 12:15:03 PM	Rejected: Price	
Bidder 19365	50	98.154164	3.900%	12/7/2011 1:28:12 PM	Rejected: Price	
Bidder 19365	50	98.106284	3.950%	12/7/2011 1:26:51 PM	Rejected: Price	
Bidder 21808	50	98.068005	3.990%	12/5/2011 6:37:50 AM	Rejected: Price	
Bidder 21217	5	98.067049	3.991%	12/6/2011 8:51:43 PM	Rejected: Price	
Bidder 28867	2	98.058439	4.000%	12/2/2011 1:35:02 PM	Rejected: Price	
Bidder 15178	50	98.058439	4.000%	12/2/2011 4:43:20 PM	Rejected: Price	
Bidder 18373	10	98.058439	4.000%	12/2/2011 8:33:29 PM	Rejected: Price	
Bidder 19365	50	98.058439	4.000%	12/7/2011 1:26:27 PM	Rejected: Price	
Bidder 20935	5	98.058439	4.000%	12/7/2011 1:27:42 PM	Rejected: Price	
Bidder 28519	20	98.050000	4.009%	12/7/2011 1:27:01 PM	Rejected: Price	
Bidder 15178	25	98.010629	4.050%	12/2/2011 4:51:36 PM	Rejected: Price	
Bidder 19365	50	98.010629	4.050%	12/7/2011 12:18:55 PM	Rejected: Price	
Bidder 4444	50	98.001071	4.060%	12/7/2011 12:42:25 PM	Rejected: Price	
Bidder 28274	10	98.000116	4.061%	12/6/2011 2:39:00 AM	Rejected: Price	
Bidder 24773	1	98.000000	4.061%	12/1/2011 5:51:34 PM	Rejected: Price	
Bidder 24773	1	98.000000	4.061%	12/1/2011 5:51:34 PM	Rejected: Price	
Bidder 28840	20	98.000000	4.061%	12/1/2011 11:26:12 PM	Rejected: Price	
Bidder 26795	50	98.000000	4.061%	12/6/2011 12:46:10 PM	Rejected: Price	
				Auction Totals:	1,000 units	$ 982,700.00

Page 2 of 2

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 28861	5	2.00%	12/1/2011 12:45:24 PM	5 units	$ 5,000.00
Bidder 23314	25	2.00%	12/6/2011 11:47:53 PM	25 units	$ 25,000.00
			Auction Totals:	**30 units**	**$ 30,000.00**

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: AmegyBank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Entrust SSL